Exhibit 3.1

CERTIFICATE OF FORMATION

OF

TEXAS PETROCHEMICALS LLC

ARTICLE 1

ENTITY NAME AND TYPE

The filing entity being formed is a limited liability company. The name of the entity is Texas Petrochemicals LLC (the “Company”).

ARTICLE 2

REGISTERED AGENT AND REGISTERED OFFICE

The initial registered agent is CT Corporation System.

The business address of the registered agent and the registered office address is 350 N. St. Paul Street, Dallas, Texas 75201.

ARTICLE 3

GOVERNING AUTHORITY

The Company will be managed by its sole manager, and the name and address of the initial sole manager is set forth below.

NAME	ADDRESS

Charles W. Shaver	5151 San Felipe, Suite 800, Houston, Texas 77056

ARTICLE 4

PURPOSE

The purpose for which the Company is formed is for the transaction of any and all lawful purposes for which a limited liability company may be organized under the Texas Business Organizations Code.

ARTICLE 5

PLAN OF CONVERSION

The Company was formed under a plan of conversion. The name of the organization prior to conversion was Texas Petrochemicals LP, a Texas limited partnership (the “Partnership”). The Partnership was formed on June 30, 2000. The address of the Partnership is set forth below:

5151 San Felipe, Suite 800, Houston, Texas 77056

Date: December 16, 2008
Signature of Charles W. Shaver